As filed with the Securities and Exchange Commission on April 22, 2022
Registration No. 333-
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Atlas Financial Holdings, Inc.
(Exact name of registrant as specified in its charter)

Cayman Islands	27-5466079
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

953 American Lane, 3rd Floor
Schaumburg, IL	60173
(Address of Principal Executive Offices)	(Zip Code)

Atlas Financial Holdings, Inc. 2013 Equity Incentive Compensation Plan
(Full title of the plans)

Scott D. Wollney
President, Chief Executive Officer and Director
Atlas Financial Holdings, Inc.
953 American Lane, 3rd Floor
Schaumburg, IL 60173
(847) 472-6700
(Name, address, telephone number, including area code, of agent for service)

With a copy to:
Brooke R. Kerendian
DLA Piper LLP (US)
444 West Lake Street
Chicago, IL 60606
(312) 368-4000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
     Large Accelerated filer ☐                            Accelerated filer        ☐
    Non-Accelerated filer ☐                            Smaller reporting company    ☑
                                        Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
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Explanatory Note

This Registration Statement on Form S-8 (this “Registration Statement”) relates to the registration of an additional 931,108 ordinary fully paid shares, par value $0.003 each per share (the “Common Stock”) of Atlas Financial Holdings, Inc, (the “Registrant”) as a result of the evergreen provision of the Atlas Financial Holdings, Inc. 2013 Equity Incentive Compensation Plan (the “2013 Plan”). Pursuant to such provision, the aggregate maximum number of shares of Common Stock that may be issued upon the exercise or settlement of awards granted under the 2013 Plan shall equal 10% of the Registrant’s issued and outstanding shares of Common Stock at any given time. The Common Stock are securities of the same class and relate to the same employee benefit plan, the 2013 Plan, as those registered pursuant to the Registrant’s registration statement on Form S-8 (File No. 333-192579), previously filed with the Securities and Exchange Commission (the “Commission”) on November 27, 2013 (the “Prior Registration Statement”). In accordance with General Instruction E of Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference and the information required by Part II is omitted, except as supplemented by the new information set forth below.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference
The following documents previously filed by the Registrant with the Commission are incorporated herein by reference and shall be deemed to be a part hereof:
(1)    The Registrant's Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Commission on March 31, 2022;
(2)    The information specifically incorporated by reference into the Annual Report of Atlas Financial Holdings, Inc. on Form 10-K for the year ended December 31, 2020 from the Definitive Proxy Statement on Schedule 14A of Atlas Financial Holdings, Inc. filed on June 16, 2021 (File No. 001-35816);
(3)    The Registrant’s Current Reports on Form 8-K filed with the Commission on January 10, 2022, March 1, 2022, March 9, 2022 and April 20, 2022 (provided that any portions of such reports that are deemed furnished and not filed pursuant to instructions to Form 8-K shall not be incorporated by reference into this Registration Statement); and
(4)    Description of ordinary shares of the Registrant contained or incorporated in the registration statements filed by the Registrant under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.
In addition, all documents that the Registrant files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission), but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.
For purposes of this Registration Statement, any document or statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such document or statement in such document. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 6. Indemnification of Directors and Officers
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime.
The Registrant’s memorandum and articles of association provide for indemnification of officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained in the exercise or performance of the duties, powers, authorities or discretions of their respective offices, unless such losses or damages arise from dishonesty, willful default, fraud, breach of trust or breach of duty of such directors or officers.

The Registrant provides additional indemnification for its directors and senior executive officers separate from that provided in our memorandum and articles of association. These agreements, among other things, require us to indemnify such persons for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts actually and reasonably incurred by such person in any action or proceeding arising out of their services as one of the Registrant’s directors or executive officers, or any of its subsidiaries or any other company or enterprise to which the person provides services at its request, including liability arising out of negligence or active or passive wrongdoing by the officer or director save for circumstances of willful default or willful neglect.
The Registrant also maintains a directors and officers liability insurance policy for our directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted with respect to our directors or officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.
Item 8. Exhibits

EXHIBIT NUMBER	DESCRIPTION
4.1
Memorandum of Association of Atlas Financial Holdings, Inc., dated December 24, 2010 (incorporated by reference from the Registrant's general form for registration of securities on Form 10 filed March 26, 2012).

4.2
Special Resolution amending Article Six of the Amended and Restated Memorandum of Association, filed with the Registrar of Companies in the Cayman Islands on January 29, 2013 (incorporated by reference from Exhibit 3.1 of the Registrant's Current Report on Form 8-K, dated January 30, 2013).

4.3
Memorandum of Association of Atlas Financial Holdings, Inc., as amended on July 12, 2021 (incorporated by reference from Exhibit 3.1 of the Registrant's Quarterly Report of Form 10-Q for the quarter ended June 30, 2021).

4.4	Specimen Ordinary Share Certificate (incorporated by reference from Exhibit 4.2 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2011).
5.1	Opinion of Conyers Dill & Pearman LLP as Cayman Islands counsel for the Registrant, regarding the legal validity of the ordinary shares being registered on the Registration Statement (filed herewith)
23.1	Consent of Counsel (contained in Exhibit 5.1)
23.2	Consent of Baker Tilly (US) LLP, Independent Registered Public Accounting Firm of Registrant (filed herewith)
24.1	Power of Attorney (included in signature page of this Registration Statement)
99.1
Atlas Financial Holdings, Inc. 2013 Equity Incentive Compensation Plan (incorporated by reference from Exhibit 99.1 of the Registrant's Registration Statement on Form S-8, dated November 27, 2013 (No. 192579))

107.1	Filing fee table (filed herewith)

Item 9. Undertakings
The undersigned Registrant hereby undertakes:
1.To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
i.To include any prospectus required by Section 10(a)(3) of the Securities Act;
ii.To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
iii.To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that:
Paragraphs (l)(i) and (l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
2.That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3.To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in County of Cook, State of Illinois, on April 22, 2022.

ATLAS FINANCIAL HOLDINGS, INC.
By:	/s/ Scott D. Wollney
Name:	Scott D. Wollney
Title:	President, Chief Executive Officer and Director, Chairman of the Board

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes Scott D. Wollney and Paul A. Romano, and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments) and any registration statement related thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Scott D. Wollney	Chairman, President, and Chief Executive Officer (Principal Executive Officer)	April 22, 2022
Scott D. Wollney
/s/ Paul A. Romano	Vice President and Chief Financial Officer (Principal Accounting Officer)	April 22, 2022
Paul A. Romano
/s/ Jordan M. Kupinsky	Director	April 22, 2022
Jordan M. Kupinsky
/s/ Ronald E. Konezny	Director	April 22, 2022
Ronald E. Konezny
/s/ Kurt Lageschulte	Director	April 22, 2022
Kurt Lageschulte